Exhibit (e)(3)

CONFIDENTIALITY AGREEMENT

March 8, 2023

In connection with a possible negotiated transaction (the “Transaction”) between Ruth’s Hospitality Group, Inc., a Delaware corporation (together with its subsidiaries, “RHGI” or the “Disclosing Party”), and Darden Restaurants, Inc., a Florida corporation (together with its subsidiaries, the “Receiving Party”, and each of RHGI and the Receiving Party individually referred to as a “Party”, and collectively, the “Parties”), RHGI may disclose and/or deliver (or cause to be disclosed and/or delivered) to the Receiving Party certain information about itself and its affiliates, including about its and its affiliates’ ownership structure, properties, employees, finances, businesses and operations.

1. The term “Confidential Information” means any and all information communicated in writing, orally, by electronic or magnetic or any other media, by visual observation or by any other means, before, on or after the date of this confidentiality agreement (this “Agreement”), whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf or at the request of, the Disclosing Party, to the Receiving Party or to the Receiving Party’s Representatives (as hereinafter defined). Confidential Information shall also be deemed to include (i) all notes, reports, analyses, compilations, studies, interpretations or other materials, whether prepared by the Receiving Party, or by its Representatives, that contain, reflect or are derived or based (in whole or in part) upon any Confidential Information; (ii) proprietary information of the Disclosing Party or its affiliates that is disclosed hereunder; and (iii) information disclosed by the Disclosing Party or its affiliates which relates to current, planned or proposed products, marketing and business plans, methods of doing business, forecasts, projections and analyses, financial information, and joint venture, vendor and customer information. Confidential Information does not include, however, any information that (A) is in the possession of the Receiving Party or its Representatives at the time of disclosure as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (B) prior to or after the time of disclosure becomes part of the general public knowledge or literature, not as a result of any direct or indirect action or omission of the Receiving Party or its Representatives; (C) is obtained by the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, which source is not known by the Receiving Party, after due inquiry, to be bound by contractual, legal, or fiduciary obligations; (D) has been previously approved by the Disclosing Party, in writing, for release by the Receiving Party; or (E) the Receiving Party can document was independently developed by the Receiving Party or its Representatives without use of or reference to the Disclosing Party’s Confidential Information.

2. The Confidential Information of the Disclosing Party shall remain the property of the Disclosing Party. No rights to use, license or otherwise exploit the Confidential Information of the Disclosing Party are granted to the Receiving Party or its Representatives, by implication or otherwise. The Receiving Party and its Representatives shall not by virtue of this Agreement or the disclosure and/or its or their use of the Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Disclosing Party. Each of the Parties acknowledges that certain Confidential Information of the Disclosing Party may be information to which attorney-client privilege and/or work product privilege attaches and agrees that access to such Confidential Information is being provided solely for the purposes set out in this Agreement and that such access is not intended, and shall not constitute, a waiver of any privilege or any right to assert or claim privilege. To the extent that there is any waiver of privilege, it is intended to be a limited waiver in respect of the Receiving Party or its applicable Representative solely for the purpose, and on the terms and conditions, set out in this Agreement. The Receiving Party or its applicable Representative shall, at the request and expense of the Disclosing Party, claim or assert (or cooperate in the claim or assertion of) privilege in respect of such Confidential Information of the Disclosing Party.

3. Unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party hereby agrees that the Confidential Information of the Disclosing Party shall be used solely for the purpose of evaluating, negotiating and/or implementing the Transaction and for no other competitive or other purpose, and that such information shall be kept confidential by the Receiving Party and its Representatives; provided, however, that any such information may be disclosed by the Receiving Party to its affiliates and its and their respective officers, directors, employees, accountants, attorneys and financial advisors and, with the prior written consent of the Disclosing Party, consultants and potential debt financing sources (such Persons hereinafter collectively being referred to as “Representatives”). The term “Person” as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership, other entity (whether governmental or non-governmental), the media or the public. The Receiving Party agrees that Confidential Information of the Disclosing Party shall only be provided to its Representatives who need such Confidential Information for the purpose of evaluating, negotiating and implementing the Transaction, who have been informed by the Receiving Party of the confidential nature of the Confidential Information and of their obligations under this Agreement, and who have been instructed that such information is to be kept confidential and shall not be used for any purpose other than the evaluation, negotiation and implementation of the Transaction. The Receiving Party shall be responsible for any breach of any provision of this Agreement applicable to its Representatives that receive Confidential Information.

4. Without the prior written consent of RHGI, neither the Receiving Party nor any of its Representatives acting on its behalf shall have any discussions or communications with respect to the Transaction with any Person (including any potential debt financing source that is not an approved Receiving Party’s Representative in its capacity as such and any potential equity financing source) other than the Receiving Party’s Representatives acting in their capacity as such, in each case, including, without limitation, regarding partnering or the making of any joint proposal. The Receiving Party further agrees that neither it nor any of its Representatives acting at its direction or on its behalf shall enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any Person (including, without limitation, any financing source (or any affiliate thereof)) or that could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such Person to serve as a financing source to any other Person with respect to a transaction involving RHGI. The Receiving Party represents and warrants that neither the Receiving Party nor any of its Representatives acting at its direction or on its behalf have entered into any agreement, arrangement or understanding of the type contemplated by this Section 4.

5. It is understood and agreed that the Disclosing Party may, from time to time, determine that disclosure of certain of its competitively sensitive Confidential Information to the Receiving Party and/or certain of its Representatives may be inappropriate, in which case such competitively sensitive Confidential Information may, at the Disclosing Party’s discretion, be made available to the Receiving Party or its Representatives only in accordance with additional procedures mutually agreed by the Parties in writing to permit disclosure of such competitively sensitive Confidential Information in an appropriate manner.

6. Given the nature of the Confidential Information, the Transaction Information (as hereinafter defined) and the Parties’ current discussions, the Receiving Party acknowledges that the Disclosing Party would be irreparably damaged by any unauthorized disclosure or use of any Confidential Information or Transaction Information and monetary damages would not be a sufficient remedy for any breach or threatened breach of this Agreement. Without prejudice to the rights and remedies otherwise available to the Disclosing Party, the Disclosing Party shall be entitled, without the requirement of a posting of a bond or other security, to equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or equity to the Disclosing Party.

7. Except with the prior written consent of RHGI or as required by law or regulation (except for such a requirement that arises from the Receiving Party’s or its Representatives’ breach of this Agreement), neither the Receiving Party nor any of its Representatives may disclose to any other Person the existence of this Agreement, the fact that Confidential Information has been made available to the Receiving Party or its Representatives, the evaluation by the Parties of the potential Transaction, the fact that discussions or negotiations are taking place between the Parties regarding the potential Transaction, and any of the terms, conditions or other facts with respect to the potential Transaction being contemplated by the Parties, including, without limitation, the status or termination thereof (collectively, the “Transaction Information”). In the event that disclosure of any Transaction Information or Confidential Information is determined by the Receiving Party’s legal counsel to be required by law or regulation, the Receiving Party or its applicable Representative shall, to the extent practicable and legally permissible, (i) provide the Disclosing Party with prompt prior notice and a reasonable opportunity to make such disclosure itself or comment on the proposed disclosure, and (ii) reasonably consult with the Disclosing Party in any attempt it may make to obtain a protective order or other appropriate assurance that confidential treatment shall be afforded to such Transaction Information or Confidential Information. If a protective order or other appropriate assurance is not obtained, the Receiving Party agrees to only disclose that portion of the Transaction Information or Confidential Information determined, in consultation with the Receiving Party’s legal counsel, is required to be disclosed. Except with the prior written consent of the Receiving Party or as required by law, regulation or stock exchange requirement, RHGI agrees it shall not, and shall direct its Representatives not to, disclose to any other Person (other than its Representatives) the Receiving Party’s identity by name as being involved in discussions or negotiations concerning the potential Transaction or any of the terms, conditions or other facts with respect to the potential Transaction being contemplated by the Parties.

8. The Disclosing Party may elect by notifying the Receiving Party in writing at any time to terminate further access to its Confidential Information. Following any such written notice, the Receiving Party and its Representatives agree (i) to promptly (and in any event within 5 business days of such notice) return or destroy (and upon request, confirm in writing such return or destruction to the Disclosing Party) all Confidential Information of the Disclosing Party and its affiliates and any other material containing or reflecting any of the Confidential Information in its possession or its Representatives’ possession, (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by the Receiving Party or its Representatives based on the Confidential Information of the Disclosing Party or any of its affiliates; provided, however, that the Receiving Party and its Representatives that receive Confidential Information shall be entitled to retain one copy of all such Confidential Information in restricted access legal files or pursuant to automatic electronic archiving and back-up procedures for use solely in connection with any litigation, arbitration or regulatory action; provided, further, that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder for so long as it so retained, notwithstanding any termination of this Agreement pursuant to Section 20.

9. The Receiving Party agrees that it is not entitled to rely on the accuracy or completeness of the Confidential Information and that the Receiving Party shall be entitled to rely solely on such representations and warranties as may be made in any definitive transaction agreement providing for the Transaction, subject to the terms and conditions of such agreement. Accordingly, the Receiving Party acknowledges that, except as may be provided in such agreement, neither the Disclosing Party nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any of the Confidential Information. The Receiving Party agrees that, other than as may be set forth in any definitive transaction agreement providing for the Transaction, neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or its Representatives resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

10. The Parties agree that, unless and until a definitive transaction agreement is entered into between the Parties with respect to the Transaction, neither Party nor any of its Representatives shall be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement or any other written or oral expression, except, in the case of this Agreement, with respect to the matters specifically agreed to herein. Except for the matters set forth in this Agreement or in any such definitive transaction agreement, neither Party shall be entitled to rely on any statement, promise, agreement or understanding, whether oral or written, any custom, usage of trade, course of dealing or conduct. Each Party reserves the right to reject any and all proposals made by the other Party or any of its Representatives with regard to the Transaction and to terminate discussions and negotiations at any time for any reason or no reason. Without limiting the generality of the foregoing, the Receiving Party acknowledges and agrees that RHGI shall be entitled to conduct any process with respect to the Transaction or similar or other transaction involving RHGI as it may, in its sole discretion, determine (including, without limitation, by negotiating with any other party and/or entering into a definitive agreement relating to or providing for any such transaction without prior notice to the Receiving Party or any other Person).

11. The Receiving Party agrees that all (i) communications regarding the Confidential Information or the potential Transaction, (ii) requests for additional information regarding the potential Transaction, (iii) requests for facility tours or management meetings, (iv) discussions or questions regarding procedures related to the potential Transaction and (v) all other communications regarding the potential Transaction shall be submitted or directed to the Persons specifically designated in writing by RHGI (the “Contact Persons”). Without RHGI’s prior written consent, and without limiting the foregoing, neither the Receiving Party nor any of its Representatives shall make any contact of any nature regarding the Transaction or any other potential transaction between the Parties (including, in each case, inquiries or requests concerning Confidential Information) with any supplier, customer, labor union, landlord, lessor, bank, other lender or any other Person having a commercial relationship with RHGI or any of its affiliates. Until notified otherwise by RHGI, the Contact Persons shall be the individuals at Jefferies LLC and Kirkland & Ellis LLP as may be indicated to the Receiving Party from time to time.

12. The Receiving Party agrees that for a period of eighteen (18) months from the date of this Agreement, neither the Receiving Party nor any of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or any of its or their Representatives acting on its or their behalf, shall, unless specifically invited in writing by RHGI’s board of directors, directly or indirectly, in any manner:

a. acquire, offer or propose (except a nonpublic proposal to RHGI’s board of directors that would not require RHGI or any other person to make any public announcement or other disclosure with respect thereto) to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, (i) any economic interest in, or any direct or indirect right to direct the voting or disposition of any securities of RHGI, whether or not any of the foregoing would give rise to beneficial ownership (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act), (ii) any other direct or indirect interest in any securities of RHGI or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of RHGI, (iii) any contracts or rights in any way related to the acquisition or price of securities or interests of RHGI (whether beneficially, constructively or synthetically through any derivative or trading position or otherwise) (each of clauses (ii) and (iii), “Derivative Securities”) or (iv) any material assets, indebtedness or properties of RHGI;

b. make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of RHGI, or seek the consent of any Person with respect to any securities or interests of RHGI;

c. form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of RHGI or otherwise in connection with any of the actions prohibited by this Section 12;

d. arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any securities or interests of RHGI or any Derivative Securities;

e. make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets or properties of, or other similar extraordinary transaction involving, RHGI, its affiliates or its or their respective securities or interests, except a nonpublic proposal to RHGI’s board of directors that would not require RHGI or any other Person to make any public announcement or other disclosure with respect thereto;

f. otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of RHGI or nominate any Person as a director who is not nominated by the then-incumbent directors, or convene a meeting of the shareholders of RHGI or propose any matter to be voted upon by the shareholders of RHGI;

g. make any request or proposal to amend, waive or terminate any provision of this Section 12;

h. announce an intention to do, or enter into any arrangement or understanding or discussions with any other Person(s) to do, any of the actions restricted or prohibited by this Section 12; or

i. take any action that might result in RHGI having to make a public announcement regarding any of the matters referred to in this Section 12.

The Receiving Party represents and warrants to RHGI that, as of the date hereof, it, together with its affiliates, does not own (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any securities of RHGI (including its common stock) or Derivative Securities. Notwithstanding anything in this Section 12 to the contrary, if at any time a third party enters into a definitive agreement with RHGI to acquire (or publicly offers to acquire in an offer that has been recommended by RHGI’s board of directors) more than 50% of the outstanding capital stock of RHGI or more than 50% of the consolidated assets of RHGI, from and after the date thereof nothing in this Section 12 shall prevent the Receiving Party or its affiliates or Representatives from making a competing proposal with respect to a potential Transaction.

13. The Receiving Party agrees that for a period of eighteen (18) months from the date of this Agreement, neither the Receiving Party nor any of its affiliates, or any of its or their Representatives acting on its or their behalf, shall solicit for employment or hire (i) any executive officer of RHGI or other employee of RHGI or its affiliates having a title of vice president or above or (ii) any other employee of RHGI or its affiliates who (x) comes in contact with the Receiving Party or its Representatives in connection with the Receiving Party’s evaluation of the potential Transaction, (y) with respect to whom the Receiving Party or its Representatives receive information in connection with the Receiving Party’s evaluation of the potential Transaction or (z) becomes known to the to the Receiving Party in connection with the Receiving Party’s evaluation of the Transaction, in each case of the foregoing clauses (i) and (ii), without RHGI’s prior written consent; provided, however, that the foregoing shall not prohibit any general advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such Persons.

14. The Receiving Party hereby acknowledges that it is aware, and shall advise each of its Representatives who are informed as to the matters that are the subject of this Agreement, that (i) the Confidential Information being furnished to the Receiving Party and the Transaction Information contains or may itself be material, non-public information concerning the Disclosing Party and (ii) the United States securities laws, including Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, prohibit any Person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

15. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles. Each Party hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement (and each Party hereby irrevocably and unconditionally agrees not to commence any such action, suit, or proceeding except in such courts), (ii) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (iii) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY AND EACH OF ITS REPRESENTATIVES BOUND TO THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT HEREOF.

16. The provisions of this Agreement shall be binding solely upon and inure to the benefit of the Parties hereto and their respective Representatives, affiliates, successors and permitted assigns. Neither Party may assign any or all rights, power, privileges and obligations under this Agreement without the other Party’s prior written consent.

17. This Agreement represents the entire understanding and agreement of the Parties hereto and may be modified only by a separate written agreement executed by the Parties expressly modifying this Agreement. This Agreement supersedes and cancels any and all prior agreements and understandings between the parties hereto, express or implied, relating to the confidential treatment of information in respect of a Transaction.

18. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Parties’ intention with respect to such invalid or unenforceable term or provision.

19. The failure or refusal by either Party to insist upon strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failures or refusals be deemed a custom or practice contrary to such provision or right.

20. This Agreement shall terminate upon the earlier to occur of (i) the closing of the Transaction, and (ii) three (3) years after the date hereof; provided, however, that no such termination of this Agreement shall relieve any Party from any liability relating to any breach of this Agreement.

21. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Ruth’s Hospitality Group, Inc.		Darden Restaurants, Inc.

Name:	/s/ Kristy Chipman	Name:	/s/ Raj Vennam

Title:	EVP, Chief Financial Officer/COO	Title:	SVP, Chief Financial Officer

[Signature Page to Confidentiality Agreement]

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